Exhibit 77(c) – Report of Special Shareholder Meetings

Phocas Small Cap Value Fund
A Special Meeting of Shareholders of the Phocas Small Cap Value Fund took place on October 5, 2010 to approve an Agreement and Plan of Reorganization between the Advisors Series Trust, on behalf of the Phocas Small Cap Value Fund, and Frontegra Funds, Inc.

All Fund shareholders of record at the close of business on July 30, 2010 were entitled to vote. As of the record date, the Fund had 820,605.721 shares outstanding. Of the 664,600.448 shares present in person or by proxy, 664,600.448 or 100% voted in favor of the Proposal (representing 80.989% of total outstanding shares), 0 or 0% voted against the Proposal and 0 or 0% withheld from voting for the Proposal. Accordingly, the Proposal was approved.

McCarthy Multi-Cap Stock Fund
A special shareholder meeting of McCarthy Multi-Cap Stock Fund, a series of Advisors Series Trust, was held on February 1, 2011.

PROPOSAL 1:  To approve, with respect to the McCarthy Multi-Cap Stock Fund, an Agreement and Plan of Reorganization, which provides for: (a) the transfer of all the assets and liabilities of the McCarthy Multi-Cap Stock Fund to the WHG Dividend Growth Fund, a separate series of The Advisors' Inner Circle Fund, in exchange for Institutional Shares of the WHG Dividend Growth Fund; and (b) the distribution of the Institutional Shares of the WHG Dividend Growth Fund pro rata by the McCarthy Multi-Cap Stock Fund to its Institutional Class shareholders in complete liquidation of the McCarthy Multi-Cap Stock Fund.

PROPOSAL 2:  To approve an Interim Advisory Agreement for the McCarthy Multi-Cap Stock Fund between Advisors Series Trust and Westwood Management Corp.

Of the 4,378,670.449 shares present in person or by proxy, 4,378,494.449 or 99.996% voted in favor of PROPOSAL 1 (representing 71.943% of total outstanding shares), 176.000 or 0.004% voted against PROPOSAL 1 and 0 or 0% withheld from voting for PROPOSAL 1.

Of the 4,378,670.449 shares present in person or by proxy, 4,378,494.449 or 99.996% voted in favor of PROPOSAL 2 (representing 71.943% of total outstanding shares), 176.00 or 0.004% voted against PROPOSAL 2 and 0 or 0% withheld from voting for PROPOSAL 2.